EXHIBIT 10.1
July 30, 2019

Thomas Austin
[redacted]

Dear Thomas:

We are pleased to offer you the position of VP Corp Controller at Juniper Networks Inc. reporting to Ken Miller. Your primary work location will be Westford, MA (Technology Park). Your designation as Chief Accounting Officer, or CAO, is subject to the formal approval of the Board of Directors (or one of its authorized committees).

This offer is contingent upon a successful background investigation.

Your offer is composed of the following components:

Offer Component	Offer Amount	Currency	Frequency
Base Compensation	320,000.00	USD	Annual
RSU	20,000	RSU	Standard Vesting

Base Compensation: In consideration of your services, you will be paid an annual salary rate as mentioned above which will be paid semi-monthly, less applicable taxes and deductions in accordance with the Company’s normal payroll processing.

Bonus: You will be eligible to participate in Juniper's Company Performance Bonus Program (the "Program") with an annualized bonus target 50% of base salary. This bonus could be higher or lower depending on Company and individual performance. This Program is a discretionary bonus program that Juniper funds based on the achievement of business results and objectives established by Juniper, such as corporate financial results and results of company strategic goals. Once the total funding level is established by Juniper, managers will determine in their discretion the award level for their employees based on the manager's assessment of individual performance. Accordingly, there is no specified or guaranteed amount that you will receive or become entitled to, and the Program is subject to change or discontinuation at any time.

Starting next fiscal year, subject to approval by the Compensation Committee of the Board of Directors, you will be eligible to participate in the Plan. The Plan may include a performance share award component, which will be subject to your acceptance of a performance share agreement, which along with the Juniper’s equity incentive plan governing the award and applicable sub-plans, will set out additional terms and conditions of the grant.

Restricted Stock Units: Subject to compliance with applicable U.S. federal and state securities laws, we will recommend to the Stock Committee of the Board of Directors that you be granted Restricted Stock Units (RSU) of Juniper Networks, Inc. (Juniper) Common Stock.  The RSUs will vest cumulatively over a period of three years as long as you remain an employee of Juniper or one of its subsidiaries, with 34% of the shares vesting on the one-year anniversary of the vesting start date and 33% vesting on second and third anniversaries of the vesting start date.  The RSU grant will be subject to your acceptance of an RSU award agreement, which, along with the Juniper equity incentive plan governing the RSU award and applicable sub-plans, will set out additional terms and conditions of the grant.

Other Company Agreements: Upon commencement of your employment, as a condition of your employment, you will sign the Company's Confidential Information and Invention Assignment Agreement, the Worldwide Code of Business Conduct and Ethics Acknowledgment, the Reporting Ethics Concerns Acknowledgement and Agreement and the Executive Compensation Recovery Agreement. You will also be eligible to enter into a change in control agreement consistent with the Company’s standard form for individuals in your position and renewal of such agreement upon its expiration to the extent it is renewed for similar situated officers.
Confidentiality: Except as required by applicable laws, neither party shall disclose the contents of this agreement without first obtaining the prior written consent of the other party, provided, however, that you may disclose this agreement to your attorney, financial planner and tax advisor if such persons agree to keep the terms hereof confidential.

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For purposes of federal immigration law, you will be required to provide to Juniper documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire with Juniper, or our employment relationship with you may be terminated. Please bring the appropriate documents on your first day of employment.

This offer is contingent upon your obtaining the requisite immigration status and employment authorization. If you are a foreign national requiring work authorization to begin employment, you must contact the Company's Immigration Department at immigration@juniper.net to initiate the visa process. The Company will submit a petition on your behalf to obtain employment authorization, as well as file visa applications for your immediate dependent family members. The Company will pay the legal fees and costs related to these filings. Because the number of work visas available each year is limited by the U.S. government, the Company reserves the right to withdraw or suspend this offer if the Company is not able to obtain work authorization for you in a reasonable period of time. Please note that if you currently have employment authorization such as practical, curricular or academic training (F-1 or J-1), you must contact the Company's Immigration Department before beginning employment.

In the event your employment includes frequent business travel, the time you spend working outside your home state may result in additional tax reporting and tax payment liabilities.  Although Juniper may pro-rate your state tax withholdings, it will be your responsibility to determine and comply with any resulting income tax obligations.

At-Will Employment: If you accept this offer, you understand and agree that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you will be free to resign at any time, for any reason or no reason. The Company will similarly have the right to end its employment relationship with you at any time, with or without notice and with or without cause. You understand and agree that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the Chief Executive Officer, the Senior Vice President of Human Resources or the General Counsel.

Please keep in mind that this offer will expire on August 06, 2019.

If you accept this offer, your start date will be on September 3, 2019.

We are delighted to have you join us at Juniper Networks. Welcome Aboard!

Very truly yours,

p.p. /s/ Eva Andres 8/2/2019
SVP, Human Resources
Signing on behalf of; Brian Robinson, Juniper Networks, Inc.

Brian Robinson
Senior Director, Talent Acquisition
Juniper Networks, Inc.

I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Thomas A. Austin Signature - Thomas Austin	7/31/2019 Date Signed
Start Date: Tuesday, 9/3/2019